Merrill Lynch & Co., Inc.
                                                   95 Greene Street
                                                   Jersey City, New Jersey 07302

                                                   September 30, 2003

[LOGO] MERRILL LYNCH

OFICS Filer Support
SEC Operations Center
6432 General Green Way
Alexandria, Virginia 22312-2413

Attention: 1933 Act Filing Desk

Re: Registration Statement No. 333-105098

With reference to the above captioned Registration Statement and in compliance with Rule 424(b)(3) adopted under the Securities Act of 1933, as amended, we enclose herewith for filing, one copy, marked as required, one Prospectus Supplement and Prospectus supplement dated June 3, 2003 relating to Merrill Lynch & Co., Inc. CoreNotes(SM) to be used on and after this date. In addition, please reference that this note is not listed on any exchange.

                                       Very truly yours,

                                       /s/ Mark Youngclaus

                                       Mark Youngclaus
                                       Vice President

PRICING SUPPLEMENT                                           File No. 333-105098
(To Prospectus Supplement and Prospectus dated June 3, 2003)      Rule 424(b)(3)
Pricing Supplement Number:2337

                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                               Floating Rate Notes

Principal Amount:        $400,000,000     Original Issue Date:   October 3, 2003

CUSIP Number:            59018YSA0        Stated Maturity Date:  October 3, 2005

Issue Price:             100%

Interest Calculation:                  Day Count Convention:
---------------------                  ---------------------
|x| Regular Floating Rate Note         |x| Actual/360
|_| Inverse Floating Rate Note         |_| 30/360
    (Fixed Interest Rate):             |_| Actual/Actual

Interest Rate Basis:
--------------------
|x| LIBOR                              |_| Commercial Paper Rate
|_| CMT Rate                           |_| Eleventh District Cost of Funds Rate
|_| Prime Rate                         |_| CD Rate
|_| Federal Funds Rate                 |_| Other (see attached)
|_| Treasury Rate
Designated CMT Page:                   Designated LIBOR Page:
      CMT Moneyline Telerate Page:           LIBOR MoneylineTelerate Page: 3750
                                                     LIBOR Reuters Page:

Index Maturity:          Three Months      Minimum Interest Rate: Not Applicable

Spread:                  + 0.10%           Maximum Interest Rate: Not Applicable

Initial Interest Rate:   Calculated as if  Spread Multiplier:     Not Applicable
                         the Original
                         Issue Date was
                         an Interest
                         Reset Date

Interest Reset Dates:    Quarterly, on the 3rd of January, April, July and
                         October, commencing on January 3, 2004, subject to modified following Business Day convention.

Interest Payment Dates:  Quarterly, on the 3rd of January, April, July and
                         October, commencing on January 3, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated
                         Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated
                         Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank

Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated
                         ("MLPF&S"), HSBC Securities (USA) Inc. and Credit
                         Lyonnais Securities (USA) Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                         Pursuant to an agreement, dated September 30th, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                         Underwriters              Principal Amount of the Notes
                         ------------              -----------------------------

                         Merrill Lynch, Pierce,
                            Fenner & Smith
                            Incorporated                            $392,000,000
                         HSBC Securities (USA) Inc.                   $4,000,000
                         Credit Lyonnais
                            Securities (USA) Inc.                     $4,000,000
                                                                    ------------
                                              Total                 $400,000,000

                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:   0.175%

Dated:                   September 30, 2003